Exhibit (g)(1)(ii)

Date: April 9, 2019

Mr. Brock Hill

Senior Vice President

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Re:	Addition of a New Portfolio to the AllianzGI Institutional Multi-Series Trust (the “Trust”)

Reference is made to the Custodian Agreement between the Trust and State Street Bank and Trust Company dated as of June 30, 2014 (the “Agreement”). Pursuant to the Agreement, this letter is to provide notice of the changes listed below.

Additional Portfolio:

AllianzGI International Growth Portfolio

In accordance with the Additional Portfolios provision in Section 16.9 of the Agreement, we request that you act as the custodian and investment accounting agent with respect to the fund changes. A current Schedule A to the agreement is attached hereto.

Please indicate your acceptance of the foregoing by executing two copies of the Agreement, retaining one copy for your records and returning one to my attention.

Very truly yours,

AllianzGI Institutional Multi-Series Trust

By:	/s/ Scott Whisten
Name:	Scott Whisten
Title:	Treasurer, Principal Financial and Accounting Officer

Accepted:
State Street Bank and Trust Company

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President